Exhibit 10.01

VERITAS SOFTWARE CORPORATION
MANAGEMENT DEFERRED COMPENSATION PLAN

PLAN ADDENDUM AND AMENDMENT

     The VERITAS Software Corporation Management Deferred Compensation Plan (the “Plan”) is hereby amended, effective as of the 1st day of January 2005, by (i) adding the following Addendum in order to make available to plan participants the transitional relief provided under Notice 2005-1 under Internal Revenue Code Section 409A and (ii) effecting certain revisions to the existing provisions of the Plan in order to bring the Plan into compliance with such Code Section 409A on the basis of the guidance provided in Notice 2005-1.

     Unless otherwise expressly defined herein, each capitalized term in the Addendum and Amendment shall have the meaning assigned to such term in the Plan

ADDENDUM

     This Addendum shall provide Participants with certain rights, elections and courses of action not otherwise available to them under the existing terms of the Plan. To the extent there is any conflict between the terms and provisions of the Addendum and any term, provision, restriction or limitation of the Plan as hereby amended, the terms and provisions of the Addendum shall be controlling.

     1.       Each Participant shall have the right to make a one-time change to the form of distribution (lump sum or systematic withdrawal) currently in effect under the Plan with respect to any Compensation for the 2005 Plan Year deferred under the Plan. However, the new election must be filed on or before December 31, 2005 and must comply with the applicable requirements of Internal Revenue Code Section 409A, as modified by the transitional relief provisions of Notice 2005-1. Any new election filed in accordance with the terms of this Paragraph 1 shall become effective upon delivery to the Administrator or its designate and, once filed, shall be irrevocable with respect to all Compensation for the 2005 Plan Year deferred under the Plan.

     2.       Each Participant shall have the right, exercisable at any time on or before December 31, 2005, to terminate his or her participation in the Plan with respect to any Compensation for the 2005 Plan Year deferred under the Plan and receive an immediate lump sum distribution of the portion of his or her Account balance attributable to that deferred Compensation. The distribution shall, however, be subject to the Employer’s collection of all applicable withholding taxes. A Participant’s election to terminate his or her participation in the Plan with respect to Compensation for the 2005 Plan Year shall become effective upon the filing of that election with the Administrator or its designate. Such termination election shall not have any impact or effect upon the portion of the Participant’s Account balance attributable to Compensation deferred in Plan Years prior to the 2005 Plan Year.

     3.       Each Participant shall have the right to cancel in whole or in part his or her existing deferral elections for the 2005 Plan Year, provided such cancellation is effected on or before December 31, 2005, with the amount subject to each such cancelled election to be includible in the Participant’s income when that amount is earned or (if later) vests. Any cancellation effected in accordance with the provisions of this Paragraph 3 shall become effective upon filing of the appropriate cancellation notice with the Administrator or its designate.

AMENDMENT

     The following provisions of the Plan are hereby amended, effective as of January 1, 2005, in order to bring the plan document into compliance with Internal Revenue Code Section 409A on the basis of the guidance provided in Notice 2005-1.

     1.       Section 3.01 of the Plan is hereby amended to read as follows:

“3.01     Date of Participation.   An eligible Employee (as set forth in Section 1.03(a)) will become a Participant in the Plan on the first day of the first Plan Year for which he or she has filed a timely deferral election under Section 4.01. However, if an individual first becomes an eligible Employee after the start of a Plan Year, that individual may, within thirty (30) days after he or she is first selected by the Administrator as eligible to participate in the Plan, file an election pursuant to Section 4.01 to defer any Compensation to be earned for services performed by such individual in pay periods beginning after the filing of that election. Such individual shall accordingly become a Participant in the Plan as of the start of the first pay period for which his or her Compensation is to be deferred in accordance with his or her deferral election under the Plan. If an eligible Employee does not file a timely deferral election under Section 4.01 (either prior to the start of the Plan Year or within the thirty (30)-day period following the date of his or her initial eligibility), then that individual will not become a Participant until the first day of the first Plan Year for which he or she has filed a timely deferral election under Section 4.01.”

     2.       Section 3.02 of the Plan is hereby amended to read as follows:

“3.02     Resumption of Participation Following Re-employment.   If a Participant ceases to be an Employee but thereafter returns to the employ of the Employer, then that individual will be treated as a new Employee upon his or her return and will eligible to resume Participant status, in accordance with the provisions of Section 3.01, upon his or her timely filing of a new deferral election under Section 4.01.”

     3.       Section 4.01 of the Plan is hereby amended to read as follows:

“4.01     Deferral Contributions.   Each Participant may elect to defer a specified percentage (in any whole multiple of one percent but not to exceed the applicable percentage set forth in Section 1.04(a)) of one or more items of his or her deferrable Compensation under the Plan. As part of that election the Participant must also specify, subject to the limitations of Section 8.01, the form in which that deferred Compensation is subsequently to be distributed. Such election must be filed with the Administrator or its designate before the start of the Plan Year in which the Compensation subject to that election is to be earned and shall become effective as of the start of that Plan Year. However, if an individual first becomes an eligible Employee after the start of a Plan Year (including an individual who resumes eligible Employee status after the start of the Plan Year), that individual may, within thirty (30) days after his or her selection by the Administrator as eligible for participation in the Plan for that Plan Year, file an election with the Administrator or its designate to defer any Compensation to be earned for services performed by such individual in pay periods beginning after the filing of that election. Such election shall become effective as of the start of the first pay period for which Compensation is to be deferred in accordance with that election. An election under this Section 4.01 may not be revoked once that election becomes effective and shall continue in effect from Plan Year to Plan Year until a new election is filed pursuant to this Section 4.01. A new election (whether as to amount to be deferred or the form of distribution) will be effective as of the first day of the first Plan Year following the filing of such election and will apply only to Compensation earned with respect to services rendered on and after that date. Amounts credited to a Participant’s Account prior to the effective date of any new election will not be affected and will be distributed in accordance with his or her pre-existing distribution election(s). The Employer shall credit the Account maintained on behalf of each Participant with the amount of Compensation he or she defers in accordance with this Section 4.01, with such amount to be credited as and when that Compensation would have otherwise become payable to the Participant in the absence of such deferral election. Under no circumstances may a deferral election be made retroactively.”

     4.       Section 7.07 of the Plan is hereby amended to read as follows:

“7.07     Hardship Withdrawals.   Subject to the provisions of Article 8, a Participant shall not be permitted to make a withdrawal from his or her Account prior to retirement or other separation from service. However, should a Participant (A) incur a severe financial hardship as a result of (i) a sudden and unexpected illness or accident involving the Participant or his or her spouse or any dependent (as determined pursuant to Section 152(a) of the Code), (ii) a casualty loss involving the Participant’s property or (iii) other similar extraordinary and unforeseeable event beyond the Participant’s control and (B) not have any other resources available, whether through reimbursement or compensation (by insurance or otherwise) or liquidation of existing assets (to the extent such liquidation would not itself result in financial hardship), to satisfy such financial emergency, then the Participant may apply to the Administrator for an immediate distribution from the vested portion of his or her Account in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution. The Administrator shall have complete discretion to accept or reject the request for such a distribution and shall in no event authorize a distribution in an amount in excess of that reasonably required to meet such financial hardship and the tax liability attributable to that distribution.”

     5.       Section 8.04 of the Plan is hereby amended to read as follows:

“8.04     Time of Distribution.   Distribution of the Participant’s Account shall be made or (in the event of systematic withdrawals) shall commence as soon as administratively possible following the Participant’s retirement, separation from service (as such term is defined in applicable Treasury Regulations under Code Section 409A) or death, whichever of such events is the first to occur. Notwithstanding any provision to the contrary in this Article 8 or any other article of this Plan, effective January 1, 2005, no distribution in connection with the separation from service by a Participant who is at that time deemed to be a “key employee” within the meaning of that term under Code Section 416(i) shall be made or otherwise commence from the portion of the Participant’s Account balance attributable to Compensation first earned or first vested after December 31, 2004 prior to the earliest to occur of (i) the expiration of the six (6)-month period measured from the date of such separation from service, (ii) the date of the Participant’s death or (iii) if and to the extent permitted under applicable Treasury Regulations under Code Section 409A or other applicable guidance, the date the Participant first becomes disabled within the meaning of Code Section 409A9(a)(2)(C). However, the foregoing limitation on distributions to key-employee Participants shall not apply to any Participant whose entire Account balance is distributed to him or her on or before the close of the 2005 calendar year.”

     6.       Except as expressly modified by the terms and provisions of the foregoing Addendum and Amendment, all of the terms, provisions, restrictions and limitations of the Plan shall continue in full force and effect.

     IN WITNESS WHEREOF, VERITAS Software Corporation has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer on this 23rd day of May 2005.

VERITAS SOFTWARE CORPORATION
By:	/s/ Edwin J. Gillis
Edwin J. Gillis
Title:	Executive Vice President and Chief Financial Officer